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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
AND REORGANIZATION

BY AND BETWEEN

GENESIS MICROCHIP INCORPORATED

AND

SAGE, INC.

Dated as of September 27, 2001

–i–

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF ACQUIROR, PLATO DELAWARE AND MERGER SUB		28
4.1	Organization and Qualification; Subsidiaries	28
4.2	Charter Documents	28
4.3	Capitalization	28
4.4	Genesis Delaware Common Stock	29
4.5	Authority Relative to this Agreement	29
4.6	No Conflict; Required Filings and Consents	30
4.7	Compliance; Permits	30
4.8	SEC Filings; Financial Statements	31
4.9	No Undisclosed Liabilities	32
4.10	Absence of Certain Changes or Events	32
4.11	Absence of Litigation	32
4.12	Labor Matters	33
4.13	Registration Statement; Joint Proxy Statement/Prospectus	33
4.14	Brokers	33
4.15	Intellectual Property	33
4.16	Opinion of Financial Advisor	34
4.17	Board Approval	34
4.18	Vote Required	34
ARTICLE V CONDUCT PRIOR TO THE EFFECTIVE TIME		35
5.1	Conduct of Business by Company	35
5.2	Conduct of Business by Acquiror	38
ARTICLE VI ADDITIONAL AGREEMENTS		39
6.1	Joint Proxy Statement/Prospectus; Registration Statement	39
6.2	Stockholder Meetings	40
6.3	Confidentiality; Access to Information	41
6.4	No Solicitation	41
6.5	Public Disclosure	43
6.6	Reasonable Efforts; Notification	43
6.7	Third Party Consents	44
6.8	Company Stock Options; Company 401(k) Plan; Company ESPP; Employee Benefit Matters	44
6.9	Form S-8	46
6.10	Indemnification	46
6.11	Nasdaq Listing	47
6.12	Affiliates	47
6.13	Regulatory Filings; Reasonable Efforts	47
6.14	Restructuring of Acquiror	47
6.15	Obligations of Merger Sub and Genesis Delaware	48
6.16	Board of Directors of Genesis Delaware	48
ARTICLE VII CONDITIONS TO THE MERGER		48
7.1	Conditions to Obligations of Each Party to Effect the Merger	48
7.2	Additional Conditions to Obligations of Company	49
7.3	Additional Conditions to the Obligations of Acquiror	50

–ii–

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		51
8.1	Termination	51
8.2	Notice of Termination; Effect of Termination	53
8.3	Fees and Expenses	53
8.4	Amendment	54
8.5	Extension; Waiver	54
ARTICLE IX GENERAL PROVISIONS		54
9.1	Survival of Representations and Warranties	54
9.2	Notices	54
9.3	Interpretation; Definitions	55
9.4	Counterparts	56
9.5	Entire Agreement; Third Party Beneficiaries	56
9.6	Severability	57
9.7	Other Remedies; Specific Performance	57
9.8	Governing Law	57
9.9	Rules of Construction	57
9.10	Assignment	57

INDEX OF EXHIBITS

Annex I	Summary Plan of Arrangement
Exhibit A	Form of Voting Agreement
Exhibit B	Form of Affiliate Agreement
Exhibit C	Form of Employment and Noncompetition Agreement
Exhibit D	Form of Stock Restriction Agreement

–iii–

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

    THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this "Agreement") is made and entered into as of September 27, 2001 by and between Genesis Microchip Incorporated, a Nova Scotia company ("Acquiror"), and Sage, Inc., a Delaware corporation ("Company").

RECITALS:

    A. Upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Act (Nova Scotia) (the "Companies Act") and the General Corporation Law of the State of Delaware ("Delaware Law"), Acquiror and Company intend to effect a business combination transaction as a result of which (i) Acquiror will undertake a restructuring (the "Restructuring") pursuant to a plan of arrangement, the terms and conditions of which are described in Annex I hereto (the "Summary Plan of Arrangement"), and as a result of which Acquiror will become an indirect, wholly-owned subsidiary of a newly-formed corporation organized by Acquiror under Delaware Law ("Genesis Delaware"), and (ii) a newly-formed, wholly-owned subsidiary of Genesis Delaware ("Merger Sub") will be merged with and into Company, with Company to be the surviving corporation of such merger (the "Merger"), and all of the outstanding capital stock of Company will be converted into shares of Genesis Delaware Common Stock (as defined herein).

    B. Upon the terms and subject to the conditions of this Agreement and in accordance with Delaware law, the board of directors of Company has unanimously (i) declared this Agreement to be advisable, (ii) approved this Agreement and approved and authorized the Merger and the other transactions contemplated hereby, (iii) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Company and fair to, and in the best interests of, Company and its stockholders and (iv) determined to recommend that the stockholders of Company adopt and approve this Agreement and approve the Merger.

    C. Subject to the terms and conditions set forth herein and in accordance with the Companies Act, the board of directors of Acquiror has (i) approved and authorized the Restructuring, (ii) approved this Agreement and approved and authorized the Merger and the other transactions contemplated hereby, (iii) determined that the Restructuring and the Merger are consistent with and in furtherance of the long-term business strategy of Acquiror and fair to, and in the best interests of, Acquiror and its shareholders and (iv) determined to recommend that the shareholders of Acquiror (A) approve the Restructuring, and (B) approve the issuance of shares of common stock of Genesis Delaware (as successor in interest to Acquiror pursuant to the Restructuring) in the Merger (the "Share Issuance").

    D. Concurrently with the execution of this Agreement, and as a condition of and inducement to the willingness of Acquiror to enter into this Agreement, certain affiliates of Company are entering into a voting agreement with Acquiror in the form attached hereto as Exhibit A (each, a "Voting Agreement" and collectively, the "Voting Agreements"), and an affiliate agreement with Acquiror in the form attached hereto as Exhibit B (each, an "Affiliate Agreement" and collectively, the "Affiliate Agreements").

    E. Concurrently with the execution of this Agreement, and as a condition of and inducement to the willingness of Acquiror to enter into this Agreement, certain officers of Company are entering into an employment and noncompetition agreement with Acquiror in the form attached hereto as Exhibit C (each, an "Employment and Noncompetition Agreement" and collectively, the "Employment and Noncompetition Agreements") and a lock-up agreement with Acquiror in the form attached hereto as Exhibit D (each, a "Stock Restriction Agreement" and collectively, the "Stock Restriction Agreements").

    F. The parties intend that the Restructuring together with the Merger shall qualify as a tax-free exchange under the provisions of Section 351 of the Internal Revenue Code of 1986, as amended (the "Code") and that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code. By executing this Agreement, the parties hereto intend to adopt a plan of reorganization within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and other agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

RESTRUCTURING AND SUBSIDIARIES

    1.1  Restructuring.  The terms of the Restructuring will be determined by Acquiror; provided, however, the terms of the Restructuring shall not deviate from the Summary Plan of Arrangement without the prior consent of Company, which consent shall not be unreasonably withheld or delayed. Acquiror shall provide or otherwise make available to Company and its advisors, within a reasonable period of time prior to the execution thereof, all certificates, instruments, agreements and other documents to be executed and delivered in connection with the Restructuring.

    1.2  Formation of Genesis Delaware and Merger Sub; Execution of Agreement.  As soon as practicable following the execution and delivery of this Agreement by the parties hereto, Acquiror shall execute and file (as applicable) all certificates, instruments, agreements and other documents, and take all actions, necessary or advisable to organize Genesis Delaware and Merger Sub under Delaware Law solely for the purpose of effecting the Restructuring in accordance with the Summary Plan of Arrangement. As soon as practicable following the organization of Genesis Delaware and Merger Sub under Delaware Law, Acquiror shall cause Genesis Delaware and Merger Sub to execute and deliver a counterpart to this Agreement, whereupon Genesis Delaware and Merger Sub shall be deemed to be parties this Agreement for all purposes hereof.

    1.3  Directors and Officers of Genesis Delaware.  Until the earlier to occur of the termination of this Agreement or the consummation of the Restructuring, the directors and officers of Genesis Delaware shall consist of representatives of Acquiror designated and elected by Acquiror. Upon the consummation of the Restructuring, the directors and officers of Acquiror shall become the directors and officers of Genesis Delaware. Each such director and officer shall remain in office until his or her respective successor is elected or appointed in accordance with the Bylaws of Genesis Delaware.

ARTICLE II

THE MERGER

    2.1  The Merger.  Upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, at the Effective Time (as defined in Section 2.2) Merger Sub shall be merged with and into Company, the separate corporate existence of Merger Sub shall thereupon cease, and Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Genesis Delaware. Company, as the surviving corporation of the Merger, is sometimes referred to herein as the "Surviving Corporation."

    2.2  Effective Time; Closing.  Upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger, and such other articles, certificates or other appropriate filing documents, with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (collectively, the "Certificate of Merger") (the time of such filing (or such later time as may be agreed in writing by Company and Acquiror and specified in the Certificate of Merger) being referred to herein as the "Effective Time") as soon as practicable on or after the Closing Date (as defined below). The closing of the Merger (the "Closing") shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, One Market Street, Spear Tower, Suite 3300, San Francisco, California, at a time and date to be specified by the parties hereto, which shall be no later than the second (2nd) business day after the satisfaction or waiver of the conditions set forth in Article VII hereof, or at such other time, date and location upon which the parties shall mutually agree in writing (the "Closing Date").

    2.3  Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities, and duties of the Surviving Corporation.

    2.4  Certificate of Incorporation and Bylaws of the Surviving Corporation.

      (a)  Certificate of Incorporation.  At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to be identical to the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time, and such amended and restated Bylaws shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law and such Certificate of Incorporation; provided, however, that Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to provide that the name of the Surviving Corporation shall be "Sage, Inc."

      (b)  Bylaws.  At the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated to be identical to the Bylaws of Merger Sub in effect immediately prior to the Effective Time, and such amended and restated Bylaws shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

    2.5  Directors and Officers of the Surviving Corporation.

      (a)  Directors.  The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified in accordance with Delaware Law, and the Certificate of Incorporation and Bylaws of the Surviving Corporation.

      (b)  Officers.  The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed in accordance with Delaware Law, and the Certificate of Incorporation and Bylaws of the Surviving Corporation.

    2.6  Effect on Capital Stock.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Company or the holders of any of the following securities, the following shall occur:

      (a)  Conversion of Company Capital Stock.  Each share of capital stock, $0.01 par value per share, of Company (the "Company Capital Stock") issued and outstanding immediately prior to the Effective Time, other than any shares of Company Capital Stock to be cancelled pursuant to Section 2.6(b), will be cancelled and extinguished and automatically converted (subject to Section 2.6(e) and Section 2.6(f)) into the right to receive 0.571 (the "Exchange Ratio") of a validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share, of Genesis Delaware ("Genesis Delaware Common Stock"), upon the surrender of the certificate representing such share of Company Capital Stock in the manner provided in Section 2.7 (or, in the case of a lost, stolen or destroyed certificate, upon the delivery of an affidavit (and bond, if required) in the manner provided in Section 2.9). If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with Company, then the shares of Genesis Delaware Common Stock issued in exchange for such shares of Company Capital Stock will also be unvested or subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Genesis Delaware Common Stock may accordingly be marked with appropriate legends. Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Genesis Delaware is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

      (b)  Cancellation of Company-Owned and Genesis Delaware-Owned Company Capital Stock.  Each share of Company Capital Stock held by Company, Genesis Delaware or any direct or indirect wholly-owned subsidiary of Company or Genesis Delaware (including, without limitation, Merger Sub) immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof.

      (c)  Stock Options.  Each option to purchase Company Capital Stock and stock appreciation rights then outstanding under any of Company's Amended and Restated 1997 Stock Plan (the "Company Option Plan"), whether vested or unvested and whether exercisable or unexercisable (each, a "Company Stock Option" and collectively, the "Company Stock Options"), shall be assumed by Genesis Delaware in accordance with Section 6.8. Each purchase right outstanding under Company's Amended and Restated 1999 Employee Stock Purchase Plan shall be treated as set forth in Section 6.8.

      (d)  Capital Stock of Merger Sub.  Each share of Common Stock, $0.001 par value per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.001 par value per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

      (e)  Adjustments to Exchange Ratio.  The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Genesis Delaware Common Stock or Company Capital Stock), reorganization, recapitalization, reclassification or other like change with respect to Genesis Delaware Common Stock or Company Capital Stock occurring on or after the date hereof and prior to the Effective Time.

      (f)  Fractional Shares.  No fraction of a share of Genesis Delaware Common Stock will be issued by virtue of the Merger, but in lieu thereof, each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Genesis Delaware Common Stock (after aggregating all fractional shares of Genesis Delaware Common Stock that otherwise would be received by such holder) shall, upon the surrender of the certificate representing such share of Company Capital Stock in the manner provided in Section 2.7 (or, in the case of a lost, stolen or destroyed certificate, upon the delivery of an affidavit (and bond, if required) in the manner provided in Section 2.9), receive from Genesis Delaware an amount of cash (rounded to the nearest whole cent), without interest, equal to the product obtained by multiplying (x) such fraction, and (y) the average closing price of Common Shares of Acquiror ("Acquiror Common Shares") for the five (5) consecutive trading days immediately following the Effective Time beginning on the first full trading day immediately following the date upon which the Effective Time shall occur, as reported on the Nasdaq National Market System ("Nasdaq").

    2.7  Surrender of Certificates; Payment of Cash and Stock Consideration.

      (a)  Exchange Agent.  Prior to the Effective Time, Acquiror or Genesis Delaware shall select a bank or trust company reasonably acceptable to Company to act as the exchange agent (the "Exchange Agent") for the Merger.

      (b)  Genesis Delaware to Provide Common Stock and Cash Consideration.  Genesis Delaware shall make available to the Exchange Agent, as needed, for exchange in accordance with this Article II, (i) the shares of Genesis Delaware Common Stock issuable pursuant to Section 2.6 in exchange for outstanding shares of Company Capital Stock, and (ii) cash in an amount sufficient to make all payments in lieu of fractional shares pursuant to Section 2.6(f) and any dividends or distributions to which holders of shares of Company Capital Stock may be entitled pursuant to Section 2.7(d).

      (c)  Exchange Procedures.  As soon as practicable after the Effective Time, Acquiror shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the "Certificates"), which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall contain such other provisions as Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Genesis Delaware Common Stock, cash in lieu of any fractional shares pursuant to Section 2.6(f) and any dividends or other distributions pursuant to Section 2.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Acquiror or Genesis Delaware, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Genesis Delaware Common Stock into which their shares of Company Capital Stock were converted at the Effective Time pursuant to Section 2.6, payment in lieu of fractional shares which such holders are entitled to receive pursuant to Section 2.6(f) and any dividends or distributions to which such holders may be entitled pursuant to Section 2.7(d), and the Certificates so surrendered shall forthwith be cancelled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 2.7(d) as to the payment of dividends, to evidence only the ownership of the number of full shares of Genesis Delaware Common Stock into which such shares of Company Capital Stock shall have been so converted pursuant to Section 2.6, the right to receive an amount in cash in lieu of the issuance of any fractional shares pursuant to Section 2.6(f) and the right to receive any dividends or distributions to which holders of shares of Company Capital Stock may be entitled pursuant to Section 2.7(d).

      (d)  Distributions With Respect to Unexchanged Shares.  No dividends or other distributions declared or made after the date of this Agreement with respect to Genesis Delaware Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificate(s) with respect to the shares of Genesis Delaware Common Stock represented thereby until the holders of record of such Certificate(s) shall surrender such Certificate(s). Subject to applicable law, following surrender of any such Certificate(s), the Exchange Agent shall deliver to the record holders thereof, without interest, a certificate(s) representing whole shares of Genesis Delaware Common Stock issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 2.6(f) hereof and the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Genesis Delaware Common Stock.

      (e)  Transfers of Ownership.  If any certificate representing shares of Genesis Delaware Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Genesis Delaware or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Genesis Delaware Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the reasonable satisfaction of Genesis Delaware or any agent designated by it that such tax has been paid or is not payable.

      (f)  Required Withholding.  Each of the Exchange Agent, Genesis Delaware, and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

      (g)  No Liability.  Notwithstanding anything to the contrary in this Section 2.7, neither of the Exchange Agent, Genesis Delaware, the Surviving Corporation, or any party hereto shall be liable to a holder of shares of Genesis Delaware Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat, or similar law.

    2.8  No Further Ownership Rights in Company Capital Stock.  All shares of Genesis Delaware Common Stock issued in accordance with the terms hereof (together with any cash paid in respect thereof pursuant to Section 2.6(f) and Section 2.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

    2.9  Lost, Stolen or Destroyed Certificates.  In the event that any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Genesis Delaware Common Stock into which the shares of Company Capital Stock represented by such Certificates were converted pursuant to Section 2.6, cash for fractional shares, if any, as may be required pursuant to Section 2.6(f) and any dividends or distributions payable pursuant to Section 2.7(d); provided, however, that Genesis Delaware may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Genesis Delaware Common Stock and other distributions, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Genesis Delaware, the Surviving Corporation, or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

    2.10  Tax Consequences.  It is intended by the parties hereto that the Restructuring together with the Merger shall qualify as a tax-free exchange under the provisions of Section 351 of the Code and that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither Acquiror nor Company, nor any of their respective affiliates, shall take any action that would cause the Restructuring or the Merger to fail to so qualify. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

    2.11  Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title, and possession to all assets, property, rights, privileges, powers and franchises of Company and Merger Sub, the officers and directors of Company and Merger Sub are fully authorized in the manner of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

    Company hereby represents and warrants to Acquiror, except as set forth in the written disclosure letter delivered by Company to Acquiror prior to the date hereof and dated as of the date hereof (the "Company Disclosure Letter"), as follows:

    3.1  Organization and Qualification; Subsidiaries.

    (a) Each of Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted except where the failure to be so organized or have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect on Company or its subsidiaries, as applicable. Each of Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not have, either individually or in the aggregate, a Material Adverse Effect (as defined in Section 9.3(b)(ii)), on Company or its subsidiaries, as applicable. Each of Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that have not had, and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company or its subsidiaries, as applicable.

    (b) Company has no subsidiaries. Neither Company nor any of its subsidiaries has agreed nor is obligated to make nor be bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect (a "Contract") under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

    3.2  Certificate of Incorporation and Bylaws.  Company has previously furnished to Acquiror a complete and correct copy of its Certificate of Incorporation and Bylaws as amended to date (together, the "Company Charter Documents"). Such Company Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect. Company is not in violation of any of the provisions of the Company Charter Documents, and no subsidiary of Company is in violation of its equivalent organizational documents.

    3.3  Capitalization.

    (a) The authorized capital stock of Company consists of 50,000,000 shares of Common Stock, $0.01 par value ("Company Common Stock"), and 10,000,000 shares of Preferred Stock, $0.01 par value ("Company Preferred Stock"). At the close of business on September 27, 2001, (i) 14,248,276 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Company Common Stock were held in treasury by Company or by subsidiaries of Company; (iii) 3,475,332 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the Company Option Plans; (iv) 180,027 shares of Company Common Stock were available for future grant under the Company Option Plans; and (v) 412,567 shares of Company Common Stock were available for future issuance under the Company's Amended and Restated 1999 Employee Stock Purchase Plan (the "Company ESPP"). As of the date hereof, no shares of Company Preferred Stock were issued or outstanding. Section 3.3(a) of the Company Disclosure Letter sets forth the following information with respect to each Company Stock Option (as defined in Section 6.8) outstanding as of the close of business on September 27, 2001: (i) the name and address of the optionee; (ii) the particular plan pursuant to which such Company Stock Option was granted; (iii) the number of shares of Company Common Stock subject to such Company Stock Option; (iv) the exercise price of such Company Stock Option; (v) the date on which such Company Stock Option was granted; (vi) the applicable vesting schedule; and (vii) the date on which such Company Stock Option expires. Company has made available to Acquiror accurate and complete copies of all stock option plans pursuant to which the Company has granted such Company Stock Options that are currently outstanding and the form of all stock option agreements evidencing such Company Stock Options. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option as a result of the Merger. All outstanding shares of Company Common Stock, all outstanding Company Stock Options, and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements (as defined below) and (ii) all requirements set forth in applicable Contracts. For the purposes of this Agreement, "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 3.5(b)) and (ii) all requirements set forth in applicable contracts, agreements, and instruments.

    (b) Except for securities Company owns free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of subsidiaries of the Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries (which shares or other interests do not materially affect the Company's control of such subsidiaries), as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 3.3(a), there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which

Company or any of its subsidiaries is a party or by which it is bound obligating Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. As of the date of this Agreement, except as contemplated by this Agreement, there are no registration rights and there is, except for the Voting Agreements, no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company or any of its subsidiaries is a party or by which they are bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries. Stockholders of Company will not be entitled to dissenters' rights under applicable state law in connection with the Merger.

    3.4  Authority Relative to this Agreement.  Company has all necessary corporate power and authority to execute and deliver this Agreement and subject to obtaining the approval of the stockholders of Company of the Merger and the transactions contemplated hereby and thereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Company, and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement by Company's stockholders in accordance with Delaware Law and the Company Charter Documents and the filing and recordation of the Certificate of Merger as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Acquiror, Genesis Delaware and Merger Sub, constitute legal and binding obligations of Company, enforceable against Company in accordance with their respective terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

    3.5  No Conflict; Required Filings and Consents.

    (a) The execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company will not, (i) conflict with or violate the Company Charter Documents or the equivalent organizational documents of any of Company's subsidiaries; (ii) subject to obtaining the approval of Company's stockholders of the Merger and compliance with the requirements set forth in Section 3.5(b) below, conflict with, or result in any violation of, any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which either Company or any of its subsidiaries or any of their respective properties is bound or affected, except that which could not reasonably be expected to have a Material Adverse Effect with respect to Acquiror.; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except that which could not reasonably be expected to have a Material Adverse Effect with respect to Acquiror.

    (b) The execution and delivery of this Agreement by Company do not, and the performance of this Agreement by Company will not, require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a "Governmental Entity"), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), state securities laws ("Blue Sky Laws"), the pre-merger notification requirements (the "HSR Approval") of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations promulgated thereunder, the "HSR Act"), the rules and regulations of Nasdaq, state takeover laws and the filing and recordation of the Certificate of Merger as required by Delaware Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Company or a material adverse effect on the ability of Company to perform its obligations under this Agreement, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

    3.6  Compliance; Permits.

    (a) Neither Company nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Company or any of its subsidiaries is a party or by which Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not have a Material Adverse Effect on Company. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of Company, threatened against Company or its subsidiaries, nor has any governmental or regulatory body or authority indicated to Company or any of its subsidiaries an intention to conduct the same, other than, in each such case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of the Company or any of its subsidiaries, any acquisition of material property by the Company or any of its subsidiaries or the conduct of business by the Company or any of its subsidiaries.

    (b) Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to operation of the business of Company and its subsidiaries taken as a whole (collectively, the "Company Permits"). Company and its subsidiaries are in compliance in all material respects with the terms of the Company Permits.

    3.7  SEC Filings; Financial Statements.

    (a) Company has made available to Acquiror a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Company with the Securities and Exchange Commission (the "SEC") since November 3, 1999 (the "Company SEC Reports"), which are all the forms, reports and documents required to be filed by Company with the SEC since November 3, 1999. The Company SEC Reports (A) complied in all material respects as of their respective dates with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Company's subsidiaries is required to file any reports or other documents with the SEC.

    (b) Each of the audited consolidated financial statements (including, in each case, any related notes thereto) and unaudited interim financial statements contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Company and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that were not or are not expected to be material in amount.

    (c) Company has previously furnished to Acquiror a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Company with the SEC pursuant to the Securities Act or the Exchange Act.

    3.8  No Undisclosed Liabilities.  Neither Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are, individually or in the aggregate, material to the business, results of operations or financial condition of Company and its subsidiaries taken as a whole, except (i) liabilities provided for in Company's balance sheet as of June 30, 2001, or in the related notes to the consolidated financial statements of Company as of and for the period ended June 30, 2001, in each case which are included in the Company SEC Reports, and (ii) liabilities incurred since June 30, 2001 in the ordinary and usual course of business, consistent with past practice, none of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.

    3.9  Absence of Certain Changes or Events.  Since June 30, 2001, there has not been: (i) any Material Adverse Effect on Company; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock, or property) in respect of, any of Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Company of any of Company's capital stock or any other securities of Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; (iii) any split, combination or reclassification of any of Company's or any of its subsidiaries' capital stock; (iv) any granting by Company or any of its subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation to non-officer employees in the ordinary and usual course of business consistent with past practice, or any payment by Company or any of its subsidiaries of any bonus, except for bonuses made to non-officer employees in the ordinary course of business consistent with past practice, or any granting by Company or any of its subsidiaries of any increase in severance or termination pay or any entry by Company or any of its subsidiaries into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Company of the nature contemplated hereby; (v) entry by Company or any of its subsidiaries into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 3.19) other than licenses in the ordinary and usual course of business, consistent with past practice, or any amendment or consent with respect to any licensing agreement filed or required to be filed by Company with the SEC; (vi) any material change by Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or by the SEC; or (vii) any revaluation by Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary and usual course of business.

    3.10  Absence of Litigation.  There are no claims, actions, suits or proceedings pending or, to the knowledge of Company, threatened (or, to the knowledge of Company, any governmental or regulatory investigation pending or threatened) against Company or any of its subsidiaries or any properties or rights of Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, except for those claims, actions, suits or proceedings that are not material to the business of Company as currently conducted.

    3.11  Employee Benefit Plans.

    (a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) covering any active, former employee, director or consultant of Company, any subsidiary of Company (an "Employee," which shall for this purpose mean an Employee of the Company, any subsidiary of the Company or any Affiliate (as defined below)) or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Company within the meaning of Section 414 of the Code (an "Affiliate"), or with respect to which Company has or may in the future have liability, are listed in Section 3.11(a) of the Company Disclosure Letter (the "Plans"). Company has provided or made available to Acquiror: (i) correct and complete copies of all documents embodying each Plan and each material management, employment, severance, consulting, relocation, repatriation or other agreement, contract or understanding between Company, any subsidiary of the Company or any of Affiliate and any employee ("Employment Agreement"), including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each Plan and Employment Agreement; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Plan; (iv) all Internal Revenue Service ("IRS") or United States Department of Labor ("DOL") determination, opinion, notification and advisory letters pertaining to any of the Plans, in each case which were received in the last three years; (v) all material correspondence to or from any governmental agency pertaining to any of the Plans, in each case which was received in the last three years; (vi) all COBRA (as defined below) forms and related notices in the form currently being used in connection with any of the Plans; (vii) all discrimination tests for each Plan for the most recent three (3) plan years; (viii) the most recent annual actuarial valuations, if any, prepared for each Plan; (ix) if the Plan is funded, the most recent annual and periodic accounting of Plan assets; (x) all material written agreements and contracts currently in effect relating to each Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (xi) all material communications to employees or former employees regarding in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability under any Plan or proposed Plan that were given within the last six years; and (xii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with any Plan.

    (b) Each Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign or domestic), including but not limited to ERISA and the Code, which are applicable to such Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or to the knowledge of Company, is threatened, against or with respect to any such Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Company, threatened by the IRS or DOL with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. Any Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has either obtained a favorable determination notification, advisory and/or opinion letter, as applicable, as to its qualified status (or the qualified status of the master or prototype form on which it is established) from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation, except for such changes as to which there is still a remaining period of time to adopt such amendments. Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Acquiror in writing, or as required by this Agreement), or to enter into any new Plan. Each Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Acquiror, Company or any of its Affiliates (other than ordinary administration expenses and expenses for benefits properly accrued but not yet paid).

    (c) Neither Company, any of its subsidiaries, nor any of their Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has Company or any of its subsidiaries contributed to or been requested to contribute to any "multiemployer plan," as such term is defined in ERISA or to any plan described in Section 413(c) of the Code. Neither Company, any of its subsidiaries, nor any officer or director of Company or any of its subsidiaries is subject to any material liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Plan.

    (d) Neither Company, any of its subsidiaries, nor any of their Affiliates has, prior to the Effective Time and in any material respect, violated any of the health continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Women's Health and Cancer Rights Act, as amended, the requirements of the Newborns' and Mothers' Health Protection

Act of 1996, as amended, or any similar provisions of state law applicable to employees of the Company or any of its subsidiaries. None of the Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither Company nor any of its subsidiaries has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other person, except to the extent required by statute.

    (e) Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Plan, Employment Agreement, trust, loan or other agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee, (ii) increase any benefits otherwise payable under any Plan or Employment Agreement, or (iii) result in any payment or benefit which will or may be made by the Company or any of its subsidiaries with respect to any Employee which will or may be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(2) of the Code.

    3.12  Labor Matters.  (i) As of the date of this Agreement, neither Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Company or its subsidiaries nor does Company or its subsidiaries have knowledge of any activities or proceedings of any labor union to organize any such employees; and (ii) as of the date of this Agreement, neither Company nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Company or any of its subsidiaries. Company and its subsidiaries are in compliance in all material respects with all applicable material foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours.

    3.13  Registration Statement; Joint Proxy Statement/Prospectus.  None of the information supplied or to be supplied by Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Genesis Delaware in connection with the issuance of shares of Genesis Delaware Common Stock in or as a result of the Merger (the "S-4") will, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; and (ii) the joint proxy statement/prospectus to be filed with the SEC by Company and Acquiror pursuant to Section 6.1 hereof (the "Joint Proxy Statement/Prospectus") will, at the dates mailed to the stockholders of Company, at the times of the stockholders meeting of Company (the "Company Stockholders' Meeting") in connection with the transactions contemplated hereby at the dates mailed to the shareholders of Acquiror, at the times of the shareholders' meeting of Acquiror (the "Acquiror Shareholders' Meeting") in connection with the Share Issuance and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Acquiror or Merger Sub which is contained in any of the foregoing documents.

    3.14  Restrictions on Business Activities.  There is no agreement, commitment, judgment, injunction, order or decree binding upon Company or its subsidiaries or to which the Company or any of its subsidiaries is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice material to Company or any of its subsidiaries, any acquisition of property by Company or any of its subsidiaries or the conduct of business by Company or any of its subsidiaries as currently conducted.

    3.15  Property.  Neither Company nor any of its subsidiaries owns any real property. Section 3.15 of the Company Disclosure Letter contains a complete and accurate list of all (i) real property leases, subleases or other occupancy agreements to which Company or any of its subsidiaries is a party and each amendment thereto, setting forth for each the address of the property, the name of the lessor, master lessor and/or lessee, the term of the lease and the date of the lease or sublease, and (ii) real property leases for residential space to which Company or any of its subsidiaries is a party relating to field application engineers. Each premises subject to any such lease, sublease or other occupancy agreement (collectively, the "Leases") is hereinafter referred to as a "Leased Property." The Company does not occupy any real property other than the Leased Property. Company has provided or made available to Acquiror true, complete and correct copies of each of the Leases; no term or condition of any of the Leases has been modified, amended or waived except as shown in such copies; each of the Leases constitutes the entire agreement of the landlord and the tenant thereunder; and there are no other agreements or arrangements whatsoever relating to Company's use or occupancy of any of the premises described in any of the Leases. Company has not transferred, mortgaged or assigned any interest in any of the Leases, nor has Company subleased or otherwise granted rights of use or occupancy of any of the premises described therein to any other person or entity. There are no other parties occupying, or with a right to occupy, the Leased Property except as identified in Section 3.15 of the Company Disclosure Letter. Company and each of its subsidiaries have good and valid title to all of their material properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable, except as reflected in the financial statements contained in the Company SEC Reports and except for such liens or other non-monetary imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby; and all leases pursuant to which Company or any of its subsidiaries lease from others real or material personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or any event which with notice or lapse of time, or both, would constitute a material default and in respect of which Company or subsidiary has not taken adequate steps to prevent such default from occurring). There is no pending or, to Company's knowledge, threatened condemnation or similar proceeding affecting any Leased Property or any portion thereof, and Company has no knowledge that any such action is currently contemplated. To the knowledge of Company, each Leased Property has received all material approvals of governmental entities and otherwise meets all Legal Requirements, and each Leased Property is supplied with utilities and other services sufficient to operate the business of the Company as presently conducted. To the best knowledge of the Company, neither the operations of the Company on the Leased Property, or nor such Leased Property, nor the improvements thereon, violate in any manner any applicable building code, zoning requirement, or classification or statue relating to the particular property or such operations and such non-violation is not dependent, in any instance, on so-called non-conforming use exceptions.

    3.16  Taxes.

    (a) For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

    (b) Company and each of its subsidiaries have timely filed all material federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to Taxes required to be filed by Company and each of its subsidiaries with any Tax authority. Such returns are true and correct in all material respects and have been completed in accordance with applicable Law, and Company and each of its subsidiaries have paid all Taxes shown to be due on such Returns.

    (c) Company and each of its subsidiaries has withheld with respect to its employees all federal and state income taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld.

    (d) Neither Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Company or any of its subsidiaries, nor has Company or any of its subsidiaries executed any unexpired waiver or extension of any statute of limitations on or extending the period for the assessment or collection of any Tax, nor has any such waiver or extension been requested from the Company or any of its subsidiaries other than an extension resulting from the filing of a Tax Return after its due date in the ordinary course of business.

    (e) No audit or other examination of any Return of Company or any of its subsidiaries by any Tax authority is presently in progress, nor has Company or any of its subsidiaries been notified of any request for such an audit or other examination.

    (f) No adjustment relating to any Returns filed by Company or any of its subsidiaries has been proposed in writing formally or informally by any Tax authority to Company or any of its subsidiaries or any representative thereof.

    (g) Neither Company nor any of its subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on Company balance sheet dated June 30, 2001 in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Company, other than any liability for unpaid Taxes that may have accrued since June 30, 2001 in connection with the operation of the business of Company and its subsidiaries in the ordinary course.

    (h) There is no contract, agreement, plan or arrangement to which Company or any of its subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee or any director of the Company or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible by reason of Sections 280G or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which the Company or any of its subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

    (i) Neither Company nor any of its subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company or any of its subsidiaries.

    (j) Except as between Company and its current subsidiaries, neither Company nor any of its subsidiaries is, or has ever been (i) a member of an affiliated group within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (ii) a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract (such agreements and Contracts, "Tax Indemnity Agreements") and neither Company nor any of its subsidiaries has or, by reason of the consummation of the transactions contemplated under this Agreement, will have any liability or obligation under any Tax Indemnity Agreement, (iii) liable for the Taxes of any person (other than Company or any of its subsidiaries)by reason of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise, or (iv) party to any joint venture, partnership or, to the knowledge of Company, other agreement that could be treated as a partnership for Tax purposes.

    (k) No claim or action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other governmental body or any arbitrator or arbitration panel is pending or, to the Company's knowledge, has been threatened against or with respect to the Company or any of its subsidiaries in respect of any material Tax.

    (l) Neither the Company nor any of its subsidiaries has been or will be required to include any material adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 of the Code or any comparable provision under any Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

    (m) Neither the Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (as such terms are defined in Section 355(a) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement, or (y) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

    3.17  Environmental Matters.  Company (i) has obtained all material permits, licenses and other authorizations that are required under Environmental Laws; (ii) is in compliance in all material respects with all material terms and conditions of such required permits, licenses and authorizations, and also is in compliance in all material respects with all other material limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; and (iii) as of the date hereof, has no knowledge of and has not received notice of any event, condition, circumstance, activity, practice, incident, action or plan that is reasonably likely to interfere with or prevent continued compliance or that would give rise to any common law or statutory liability, or otherwise form the basis of any Environmental Claim with respect to Company or any person or entity whose liability for any Environmental Claim Company has retained or assumed either contractually or by operation of law, other than, as to each of (i), (ii), and (iii), such as would not have a Material Adverse Effect on Company. To the knowledge of Company, no Hazardous Materials are present in, on or under any properties owned, leased or used at any time (including both land and improvements thereon) by Company, so as to give rise to any liability or corrective or remedial obligation under any Environmental Laws (as defined below). The Company has not contractually assumed liability for Environmental Claims (as defined below) of any third parties. For the purposes of this Section 3.17, "Environmental Claim" means any notice, claim, act, cause of action or investigation by any person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Hazardous Materials (as defined below) or (ii) any violation, or alleged violation, of any Environmental Laws. For the purposes of this Section 3.17, "Environmental Laws" means all Federal, state, local and foreign laws and regulations relating to pollution of the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or the protection of human health and worker safety, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. "Hazardous Materials" means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials, hazardous substances, petroleum and petroleum products or any fraction thereof, excluding, however, Hazardous Materials contained in products typically used for office and janitorial purposes properly and safely maintained in accordance with Environmental Laws.

    3.18  Brokers.  Except for fees payable to U.S. Bancorp Piper Jaffray Inc. pursuant to an engagement letter dated April 19, 2001, a copy of which has been provided to Acquiror, Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby

    3.19  Intellectual Property.

    (a) For the purposes of this Agreement, the following terms have the following definitions:

      (i) "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("Patents"); (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world ("Copyrights"); (iv) all semiconductor and semiconductor circuit designs; (v) all rights to all mask works and reticles, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topographies ("Mask Works"); (vi) all industrial designs and any registrations and applications therefor throughout the world; (vii) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world; (viii) all databases and data collections and all rights therein throughout the world; (ix) all computer software, including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded, all Web addresses, sites and domain names; (x) all processes, devices, prototypes, schematics, breadboards, netlists, mask works, test methodologies, and hardware development tools; (xi) any similar, corresponding or equivalent rights to any of the foregoing; and (xii) all documentation related to any of the foregoing.

      (ii) "Company Intellectual Property" shall mean any Intellectual Property that is owned by or exclusively licensed to the Company or any of its subsidiaries, including the Company Registered Intellectual Property (as defined below). Without in any way limiting the generality of the foregoing, Company Intellectual Property includes all Intellectual Property owned or exclusively licensed to Company related to the Company's products, including without limitation all rights in any design code, documentation, and tooling for packaging of semiconductors in connection with all current products and products in design and development.

      (iii) "Registered Intellectual Property" shall mean all United States, international and foreign: (i) Patents, Patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

      (iv) "Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, the Company or any of its subsidiaries.

    (b) Section 3.19(b) of the Company Disclosure Letter contains a complete and accurate list of all Company Registered Intellectual Property and specifies, where applicable, the jurisdictions in which each such item of Company Registered Intellectual Property has been issued or registered and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

    (c) No Company Intellectual Property or product, device or component (including any software incorporated in the same) manufactured, owned, sold or offered by, or service offerings of, the Company or any of its subsidiaries (the "Company Products") are subject to any proceeding or outstanding decree, order, judgment, contract, license, agreement, or stipulation (except, in the case of Intellectual Property licensed by third parties to Company, the contracts, licenses and agreements with, or to the knowledge of Company, the rights of such third parties granted to Company thereunder) materially restricting the use, transfer, or licensing thereof by Company or any of its subsidiaries, or which may materially adversely affect the validity, use or enforceability of such Company Intellectual Property or Company Product.

    (d) Each material item of Company Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting or maintaining such Company Registered Intellectual Property. To the knowledge of Company, there are no actions that must be taken within one hundred twenty (120) days of the Closing, including the payment of any registration, maintenance or renewal fees or the filing of any response to PTO office actions, documents, applications or certificates for the purposes of obtaining, perfecting, maintaining or preserving or renewing any Company Registered Intellectual Property.

    (e) Company and each of its subsidiaries owns and has good and exclusive title to, each material item of Company Intellectual Property purported to be owned by Company or such subsidiary free and clear of any lien or encumbrance (excluding non-exclusive licenses and related restrictions granted in the ordinary course). Without limiting the foregoing: (i) Company or its subsidiary is the exclusive owner of all rights in trademarks and trade names purported to be owned by Company or such subsidiary used in connection with the operation or conduct of the business of Company and its subsidiaries, including the sale or distribution of Company Products or the provision of any services by Company or its subsidiaries; (ii) with respect to all rights in trademarks and trade names not covered by the preceding clause (i), Company has all rights and licenses necessary to use such trademarks and trade names in connection with the operation or conduct of the business of Company and its subsidiaries, including the sale or distribution of Company Products or the provision of any services by Company or its subsidiaries; (iii) Company owns exclusively, and has good title to, all Copyrighted works that are, or Mask Works used in the manufacture of, Company Products or which Company or any of its subsidiaries otherwise purports to own; and (iv) to the extent that any Patents would be infringed by any Company Products, to the knowledge of Company (without inquiry), Company is the owner or licensee of such Patents.

    (f) To the extent that any material technology or Intellectual Property has been developed or created independently or jointly by a third party for Company or any of its subsidiaries or is incorporated into any of the Company Products, Company has either (i) obtained ownership, or (ii) obtained a perpetual and irrevocable license (sufficient for the conduct of its business as currently conducted and as proposed by Company to be conducted) to such third party's Intellectual Property in such work, technology, material or invention by operation of law or by valid assignment or license.

    (g) The Company Intellectual Property and other Intellectual Property licensed by Company and its subsidiaries constitutes all the technology, software and Intellectual Property material to and used in the conduct of the business of Company and its subsidiaries as it currently is conducted, including, without limitation, the design, development, manufacture, use, import and sale of Company Products.

    (h) No person who has licensed any technology or Intellectual Property to the Company or any of its subsidiaries has ownership rights or license rights to improvements made by the Company or such subsidiary in such technology or Intellectual Property.

    (i) Neither Company nor any of its subsidiaries has transferred ownership of, or granted any exclusive license with respect to, any material Intellectual Property that is or was Company Intellectual Property, to any third party, or permitted Company's rights in such Company Intellectual Property to lapse or enter the public domain.

    (j) Section 3.19(j) of the Company Disclosure Letter contains a list of all material contracts, licenses and agreements (other than agreements entered into in the ordinary course of business and formed by the exchange of purchase orders, acknowledgments and the like) to which Company or any of its subsidiaries is a party: (i) with respect to Company Intellectual Property licensed or transferred to any third party (other than end-user licenses or related support and maintenance agreements in the ordinary course), including any material agreements with third party foundries or distributors; or (ii) pursuant to which a third party has licensed or transferred any material Intellectual Property to Company (other than commercially available end user licenses or related support and maintenance agreements licensed by Company in the ordinary course of business).

    (k) All contracts, licenses and agreements material to the business of the Company and its subsidiaries as currently conducted and relating to either (i) Company Intellectual Property or (ii) Intellectual Property of a third party licensed to Company or any of its subsidiaries, are in full force and effect (other than those which have expired or otherwise terminated by their terms). The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination or suspension of, or acceleration of any payments with respect to, such contracts, licenses and agreements. To the knowledge of Company, each of Company and its subsidiaries is in material compliance with, and has not materially breached any material term of, any such contracts, licenses and agreements and, to the knowledge of Company, all other parties to such contracts, licenses and agreements are in compliance with, and have not materially breached any term of, such contracts, licenses and agreements. Following the Closing Date, the Surviving Corporation will be permitted to exercise all of Company's and its subsidiaries rights under such contracts, licenses and agreements to the same extent Company and its subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company or its subsidiaries would otherwise be required to pay. Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Acquiror or Surviving Corporation by operation of law or otherwise of any contracts or agreements to which the Company or any subsidiary is a party, will result in (i) either Acquiror's or the Surviving Corporation's granting to any third party any right to or with respect to any material Intellectual Property right owned by, or licensed to, either of them, (ii) either the Acquiror's or the Surviving Corporation's being bound by, or subject to, any non-compete or other material restriction on the operation or scope of their respective businesses or (iii) either the Acquiror's or the Surviving Corporation being obligated to pay any royalties or other material amounts to any third party in excess of those payable by Acquiror or Surviving Corporation, respectively, prior to the Closing (other than any royalties or other material amounts which Company or any of its subsidiaries would have otherwise been required to pay had the transactions contemplated by this Agreement not occurred). The foregoing sentence shall only apply with respect to contracts of Company and its subsidiaries.

    (l) The operation of the business of the Company and its subsidiaries as such business currently is conducted or is contemplated to be conducted by the Company or any of its subsidiaries, including without limitation (i) Company's and its subsidiaries' design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of Company and its subsidiaries (including Company Products) and (ii) the Company's and its subsidiaries' use of any product, device or process in connection with design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of Company and its subsidiaries (including Company Products), has not, does not, and will not when conducted by Acquiror and/or Surviving Corporation in substantially the same manner following the Closing, infringe or misappropriate the Intellectual Property (other than Patents) of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction, or, to the knowledge of Company (without inquiry), infringe upon the Patents of any third parties, except, in each case, where such infringement, misappropriation, unfair competition or trade practice would not have a Material Adverse Effect on Company taken as a whole.

    (m) Neither Company nor any of its subsidiaries has received notice from any third party that the operation of the business of Company or any of its subsidiaries or any act, product or service of Company or any of its subsidiaries (including the manufacture, distribution and sale of Company Products), infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

    (n) To the knowledge of Company, there are no material contracts, licenses or agreements between the Company or any of its subsidiaries and any other person with respect to Company Intellectual Property under which there is any material dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by the Company or any of its subsidiaries thereunder.

    (o) Company and each of its subsidiaries has taken reasonable steps to protect Company's and its subsidiaries' rights in Company's confidential information and trade secrets that it wishes to protect or any trade secrets or confidential information of third parties provided to Company or any of its subsidiaries under an obligation of confidentiality, and, without limiting the foregoing, each of Company and its subsidiaries has and enforces a policy requiring each employee and contractor to execute a proprietary information/confidentiality agreement substantially in the form provided to Acquiror and all current and former employees, contractors and consultants of Company and any of its subsidiaries have executed such an agreement.

    3.20  Agreements, Contracts and Commitments.

    (a) Neither Company nor any of its subsidiaries is a party to or is bound by:

      (i) any employment or consulting agreement, contract or commitment with any officer or director or higher level employee or member of Company's board of directors, other than those that are terminable by Company or any of its subsidiaries on no more than thirty (30) days' notice without liability or financial obligation to the Company;

      (ii) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions (either alone or upon the occurrence of any additional or subsequent events) contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions (either alone or upon the occurrence of any additional or subsequent events) contemplated by this Agreement;

      (iii) any agreement of indemnification or any guaranty other than any agreement of indemnification entered into in connection with the sale or license or purchase of products or services in the ordinary course of business;

      (iv) any agreement, contract or commitment containing any covenant limiting in any respect the right of Company or any of its subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

      (v) any agreement, contract or commitment currently in force relating to the disposition or acquisition by Company or any of its subsidiaries after the date of this Agreement of a material amount of assets not in the ordinary course of business or pursuant to which Company or any of its subsidiaries has any material ownership interest in any corporation, partnership, joint venture or other business enterprise other than Company's subsidiaries;

      (vi) any dealer, distributor, joint marketing or development agreement currently in force under which Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any material agreement pursuant to which Company or any of its subsidiaries have continuing material obligations to jointly develop any intellectual property that will not be owned, in whole or in part, by Company or any of its subsidiaries and which may not be canceled without penalty upon notice of ninety (90) days or less;

      (v) any agreement, contract or commitment currently in force to provide source code to any third party for any product or technology that is material to Company and its subsidiaries taken as a whole;

      (vi) any agreement, contract or commitment currently in force to license any third party to manufacture or reproduce any Company product, service or technology or any agreement, contract or commitment currently in force to sell or distribute any Company products, service or technology except agreements with distributors or sales representative in the normal course of business cancelable without penalty upon notice of ninety (90) days or less and substantially in the form previously provided to Acquiror;

      (vii) any mortgages, leases, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

      (viii) any material settlement agreement entered into within five (5) years prior to the date of this Agreement; or

      (ix) any other agreement, contract or commitment that has a value of $250,000 or more individually.

    (b) Neither Company nor any of its subsidiaries, nor to Company's knowledge any other party to a Company Contract (as defined below), is in breach, violation or default under, and neither Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in the Company Disclosure Letter (any such agreement, contract or commitment, a "Company Contract") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would be material to the business of Company as currently conducted.

    (c) Each material Company Contract is, with respect to Company or any of its subsidiaries (as applicable), and, to the knowledge of Company with respect to the other party thereto, valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

    3.21  Insurance.  Company has provided or made available to Acquiror true, correct and complete copies of all insurance policies and fidelity bonds to which each of Company and its subsidiaries are a party or a beneficiary or named insured, which are of the type and in amounts the Company believes are appropriate for its business. There is no claim by Company or any of its subsidiaries pending under any of the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Company and its subsidiaries as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

    3.22  Opinion of Financial Advisor.  Company has received the written opinion of U.S. Bancorp Piper Jaffray, Inc. to the effect that as of the date of such opinion and based upon and subject to matters stated therein, that in its opinion, as of the date of this Agreement, the Exchange Ratio is fair to the stockholders of Company (other than Acquiror and its affiliates) from a financial point of view.

    3.23  Board Approval.  The board of directors of Company has, as of the date of this Agreement, unanimously (i) declared this Agreement to be advisable, (ii) approved this Agreement and approved and authorized the Merger and the other transactions contemplated hereby, (iii) determined that the Merger is consistent with and in furtherance of the long-term business strategy of Company and fair to, and in the best interests of, Company and its stockholders and (iv) determined to recommend that the stockholders of Company adopt and approve this Agreement and approve the Merger. As of the Effective Time, the board of directors of Company shall have complied, as applicable, with the provisions of the SEC's No-Action Letter, addressed to Skadden, Arps, Slate, Meagher & Flom LLP and relating to Rule 16(b) of the Exchange Act (dated January 12, 1999), such that the assumption of Company Stock Options in connection with the Merger shall be exempt transactions for purposes of Section 16(b) of the Exchange Act by any officer or director of Company who may become a covered person for purposes of Section 16(b) of the Exchange Act.

    3.24  Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote with respect to the Merger is the only vote of the holders of any class or series of Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

    3.25  State Takeover Statutes.  The board of directors of the Company has approved the Merger, the Agreement and the transactions contemplated hereby and thereby, and such approval is sufficient to render inapplicable to the Merger, the Agreement and the transactions contemplated hereby and thereby the provisions of Section 203 of the Delaware Law to the extent, if any, such section is applicable to the Merger, the Agreement and the transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger, the Agreement or the transactions contemplated hereby and thereby.

    3.26  Amendment of Rights Plan.  The Company has taken all action and entered into all amendments to the Rights Agreement dated as of June 1, 2001, by and between Company and Mellon Investor Services LLC (the "Company Rights Agreement"), as necessary or appropriate, such that (i) no "Stock Acquisition Date" (as defined in the Company Rights Agreement) shall occur and neither Acquiror nor its affiliates, individually or taken together, shall become an "Acquiring Person" (as defined in the Company Rights Agreement), (ii) the Company Rights Agreement and the Company Rights shall not apply to Acquiror or any of its affiliates, individually or taken together, in the case of the foregoing clause (i) or (ii), solely as a result of this Agreement, the Voting Agreement or the transactions contemplated hereby and thereby and (iii) all Rights (as defined in the Company Rights Agreement) issued under the Company Rights Agreement shall, immediately prior to the Effective Time, be cancelled, void and of no further force or effect.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR

    Acquiror hereby represents and warrants to Company, except as set forth in the written disclosure letter delivered by Acquiror to Company prior to the date hereof and dated as of the date hereof (the "Acquiror Disclosure Letter"), as follows:

    4.  Organization and Qualification; Subsidiaries.  Each of Acquiror and its subsidiaries is a company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror. Each of Acquiror and its subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect on Acquiror. Each of Acquiror and its subsidiaries is duly qualified or licensed as a foreign or extra-provincial corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect on Acquiror.

    4.2  Charter Documents.  Acquiror has previously furnished to Company complete and correct copies of its Memorandum of Association and Articles of Association as amended to date (together, the "Acquiror Charter Documents"). Such Acquiror Charter Documents and equivalent organizational documents of each of its subsidiaries are in full force and effect. Acquiror is not in violation of any of the provisions of the Acquiror Charter Documents, and no subsidiary of Acquiror is in violation of any of its equivalent organizational documents.

    4.3  Capitalization.

    (a) The authorized capital stock of Acquiror consists of (i) 1,000,000,000 Common Shares without a nominal or par value, and (ii) 1,000,000,000 special shares without nominal or par value per share (the "Acquiror Special Shares").

    (b) At the close of business on September 24, 2001, (i) 21,200,075 shares of Acquiror Common Shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable; (ii) no shares of Acquiror Common Shares are held in the treasury of Acquiror or by its subsidiaries; (iii) 3,611,144 shares of Acquiror Common Shares were reserved for issuance upon the exercise of outstanding options to purchase Acquiror Common Shares under the Acquiror's 1987 Stock Plan, 1997 Employee Stock Option Plan, 1997 Paradise Stock Option Plan, 1997 Non-Employee Stock Option Plan, 1997 Employee Stock Purchase Plan, 2000 Nonstatutory Stock Option Plan and 2001 Nonstatutory Stock Option Plan; and (iv) no shares of Acquiror Common Shares were reserved for issuance upon the exercise of outstanding warrants to purchase Acquiror Common Shares. Acquiror has made available to Company accurate and complete copies of all stock option plans pursuant to which Acquiror has granted Acquiror Stock Options that are currently outstanding and the form of all stock option agreements evidencing such Acquiror Stock Options, including the number of Acquiror Common Shares subject to each Acquiror Stock Option, the relative exercise prices of such Acquiror Stock Options. As of the date hereof, no shares of Acquiror Special Shares were issued or outstanding. Except as set forth in this Section 4.3(b), there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which Acquiror or any of its subsidiaries is a party or by which it is bound obligating Acquiror or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock, partnership interests or similar ownership interests of Acquiror or any of its subsidiaries or obligating Acquiror or any of its subsidiaries to grant, extend, or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

    (c) Except as contemplated by this Agreement, there are no registration rights and there is, except for the Voting Agreements, no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company or any of its subsidiaries is a party or by which they are bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

    4.4  Genesis Delaware Common Stock.  The Genesis Delaware Common Stock to be issued pursuant to the Merger will have been duly authorized and will, when issued in accordance with this Agreement, be validly issued, fully paid, and nonassessable.

    4.5  Authority Relative to this Agreement.  Acquiror has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Acquiror and the consummation by Acquiror of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Acquiror, and no other corporate proceedings on the part of Acquiror are necessary to authorize this Agreement or to consummate the transactions so contemplated, subject only to the approval of the Restructuring and the Share Issuance by Acquiror's shareholders and the delivery of a certified copy of the order approving the Plan of Arrangement under Nova Scotia law and the Certificate of Merger as required by Delaware Law. This Agreement has been duly and validly executed and delivered by Acquiror, assuming the due authorization, execution and delivery by Company, constitutes a legal and binding obligation of Acquiror, enforceable against Acquiror in accordance with its respective terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

    4.6  No Conflict; Required Filings and Consents.

    (a) The execution and delivery of this Agreement by Acquiror do not, and the performance of this Agreement by Acquiror will not, (i) conflict with or violate the Acquiror Charter Documents or the equivalent organizational documents of any of Acquiror's subsidiaries; (ii) subject to obtaining the approval of Acquiror's shareholders of the Share Issuance and Restructuring, of the Supreme Court of Nova Scotia of the Plan of Arrangement, and compliance with the requirements set forth in Section 4.6(b) below, conflict with, or result in any violation of, any law, rule, regulation, order, judgment or decree applicable to Acquiror or any of its subsidiaries or by which either Acquiror or any of its subsidiaries or any of their respective properties is bound or affected, except that which could not reasonably be expected to have a Material Adverse Effect with respect to Acquiror; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Acquiror's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a material lien or encumbrance on any of the properties or assets of Acquiror or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror or any of its subsidiaries is a party or by which Acquiror or any of its subsidiaries or its or any of their respective properties are bound or affected, except that which could not reasonably be expected to have a Material Adverse Effect with respect to Acquiror.

    (b) The execution and delivery of this Agreement by Acquiror do not, and the performance of this Agreement by Acquiror will not, require any consent, waiver, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, HSR Approval, the rules and regulations of Nasdaq, state takeover laws, the filing and recordation of the Certificate of Merger as required by Delaware Law and the issuance of a Certificate of Arrangement under Nova Scotia law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Acquiror or a material adverse effect on the ability of Acquiror to perform its obligations under this Agreement or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

    4.7  Compliance; Permits.

    (a) Neither Acquiror nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to Acquiror or any of its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror or any of its subsidiaries is a party or by which Acquiror or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that (individually or in the aggregate) would not have a Material Adverse Effect on Acquiror. No investigation or review by any governmental or regulatory body or authority is pending or, to the knowledge of Acquiror, threatened against Acquiror or its subsidiaries, nor has any governmental or regulatory body or authority indicated to Acquiror or any of its subsidiaries an intention to conduct the same, other than, in each such case, those the outcome of which would not, individually or in the aggregate, reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of the Acquiror or any of its subsidiaries, any acquisition of material property by the Acquiror or any of its subsidiaries or the conduct of business by the Acquiror or any of its subsidiaries.

    (b) Acquiror and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to operation of the business of Acquiror and its subsidiaries taken as a whole (collectively, the "Acquiror Permits"). Acquiror and its subsidiaries are in compliance in all material respects with the terms of the Acquiror Permits, except where such failure would not have a Material Adverse Effect on Company, except where such failure would not have a Material Adverse Effect on Acquiror.

    4.8  SEC Filings; Financial Statements.

    (a) Acquiror has made available to Company a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Acquiror with the SEC on or after December 31, 1999 (the "Acquiror SEC Reports"), which are all the forms, reports and documents required to be filed by Acquiror with the SEC since December 31, 1999. The Acquiror SEC Reports (i) complied in all material respects as of their respective dates with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Acquiror's subsidiaries is required to file any reports or other documents with the SEC.

    (b) Each of the audited consolidated financial statements (including, in each case, any related notes thereto) and unaudited interim financial statements contained in the Acquiror SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each fairly presents the consolidated financial position of Acquiror and its subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that were not or are not expected to be material in amount.

    (c) Acquiror has previously furnished to Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Acquiror with the SEC pursuant to the Securities Act or the Exchange Act.

    (d) As of the date of this Agreement, Acquiror is not a reporting issuer under the securities legislation of any province or territory of Canada.

    4.9  No Undisclosed Liabilities.  Neither Acquiror nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Acquiror and its subsidiaries taken as a whole, except (i) liabilities provided for in Acquiror's balance sheet as of June 30, 2001, or in the related notes to the consolidated financial statements of Acquiror as of and for the period ended June 30, 2001, in each case which are included in the Acquiror SEC Reports, and (ii) liabilities incurred since June 30, 2001 in the ordinary and usual course of business, consistent with past practice, none of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Acquiror.

    4.10  Absence of Certain Changes or Events.  Since June 30, 2001, except as contemplated by this Agreement, there has not been: (i) any Material Adverse Effect on Acquiror; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Acquiror's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by Acquiror of any of Acquiror's capital stock or any other securities of Acquiror or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements; (iii) any split, combination or reclassification of any of Acquiror's or any of its subsidiaries' capital stock; (iv) any material change by Acquiror in its accounting methods, principles or practices, except as required by concurrent changes in GAAP or by the SEC; or (v) any revaluation by Acquiror of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Acquiror other than in the ordinary course of business.

    4.11  Absence of Litigation.  There are no claims, actions, suits or proceedings pending or, to the knowledge of Acquiror, threatened (or, to the knowledge of Acquiror, any governmental or regulatory investigation pending or threatened) against Acquiror or any of its subsidiaries or any properties or rights of Acquiror or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, except for any claims, actions, suits or proceedings which would not reasonably be expected to result in a Material Adverse Effect to Acquiror.

    4.12  Labor Matters.  (a) As of the date of this Agreement, neither Acquiror nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Acquiror or its subsidiaries nor does Acquiror or its subsidiaries have knowledge of any activities or proceedings of any labor union to organize any such employees; and (b) as of the date of this Agreement, neither Acquiror nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of Acquiror or any of its subsidiaries. Acquiror and its subsidiaries are in compliance in all material respects with all applicable material foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours.

    4.13  Registration Statement; Joint Proxy Statement/Prospectus.  None of the information supplied or to be supplied by Acquiror for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Joint Proxy Statement/Prospectus will, at the dates mailed to the stockholders of Company and of Acquiror, at the time of the Company Stockholders' Meeting, the time of the Acquiror Shareholders' Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Acquiror makes no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents.

    4.14  Brokers.  Except for fees payable to Robert Tillman and Dresdner Kleinwort Wasserstein, Acquiror has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

    4.15  Intellectual Property.  Acquiror owns each of the patents and patent applications referred to in Acquiror SEC Reports and, except as set forth in the Acquiror SEC Reports, (i) to the knowledge of Acquiror, Acquiror owns or possesses, or could obtain ownership or possession of (on terms not materially adverse to the consolidated financial position, shareholders' equity, or results of operations of Acquiror) adequate and enforceable rights to use all other Intellectual Property necessary for the conduct of its business, except that which could not reasonably be expected to have a Material Adverse Effect with respect to Acquiror, (ii) no claims are pending or, to the knowledge of Acquiror, threatened that Acquiror is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property that, if the subject of an unfavorable decision, ruling or finding, could reasonably be expected to have a Material Adverse Effect and Acquiror knows of no basis therefor, and (iii) to the knowledge of Acquiror, no person is infringing on or otherwise violating any right of Acquiror with respect to any Intellectual Property owned by or licensed to Acquiror, except that which could not reasonably be expected to have a Material Adverse Effect with respect to Acquiror.

    4.16  Opinion of Financial Advisor.  Acquiror's board of directors has received an opinion from Dresdner Kleinwort Wasserstein, dated as of the date hereof to the effect that as of the date hereof the Exchange Ratio is fair to Acquiror from a financial point of view.

    4.17  Board Approval.  The board of directors of Acquiror has, as of the date of this Agreement, (i) approved and authorized the Restructuring, (ii) approved this Agreement and approved and authorized the Merger and the other transactions contemplated hereby, (iii) determined that the Restructuring and the Merger are consistent with and in furtherance of the long-term business strategy of Acquiror and fair to, and in the best interests of, Acquiror and its shareholders and (iv) determined to recommend that the shareholders of Acquiror (A) approve the Restructuring, and (B) approve the Share Issuance. As of the Effective Time, the board of directors of Acquiror shall have complied, as applicable, with the provisions of the SEC's No-Action Letter, addressed to Skadden, Arps, Slate, Meagher & Flom LLP and relating to Rule 16(b) of the Exchange Act (dated January 12, 1999), such that the assumption of Company Stock Options in connection with the Merger shall be exempt transactions for purposes of Section 16(b) of the Exchange Act by any officer or director of Company who may become a covered person for purposes of Section 16(b) of the Exchange Act.

    4.18  Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of Acquiror Common Shares entitled to vote with respect to the Merger is the only vote of the holders of any class or series of Acquiror's capital stock necessary to approve the Share Issuance. The affirmative vote of (i) a majority of the holders of the outstanding Acquiror Common Shares entitled to vote with respect to the Restructuring and present in person or by proxy at the Acquiror Shareholders' Meeting, and (ii) the holders of seventy percent (75%) in value of the Acquiror Common Shares entitled to vote with respect to the Restructuring and represented in person or by proxy at the Acquiror Shareholders' Meeting, is the only vote of the holders of any class or series of Acquiror's capital stock necessary to approve the Restructuring. Except as set forth in this Section 4.18, no other vote of the holders of any class or series of Acquiror's capital stock is necessary to approve this Agreement, the Merger, the Restructuring or any other transaction contemplated by this Agreement.

    4.19  Tax Matters.

    (a) Acquiror and each of its subsidiaries has timely filed all material Returns relating to Taxes required to be filed by Acquiror and each of its subsidiaries prior to the date hereof with any Tax authority, except such Returns which are not material to Acquiror. Such Returns are true and correct in all material respects and have been completed in accordance with applicable Law, and Acquiror and each of its subsidiaries has paid all Taxes shown to be due on such Returns. Neither Acquiror nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against Acquiror or any of its subsidiaries.

    (b) Neither Acquiror nor any of its subsidiaries has any liability for any material unpaid Taxes which has not been accrued for or reserved on the Acquiror balance sheet dated June 30, 2001 in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Acquiror, other than any liability for unpaid Taxes that may have accrued since June 30, 2001 in connection with the operation of the business of Acquiror and its subsidiaries in the ordinary course.

ARTICLE V

CONDUCT PRIOR TO THE EFFECTIVE TIME

    5.1  Conduct of Business by Company.

    (a) During the period from the date of this Agreement and continuing until the earlier of termination of this Agreement or the Effective Time, Company and each of its subsidiaries shall, except (i) as set forth in Section 5.1 of the Company Disclosure Letter, (ii) in connection with specific actions that Company is explicitly required or permitted to take pursuant to this Agreement or (iii) to the extent that Acquiror shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), carry on its business in all material respects, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.

    (b) During the period from the date of this Agreement and continuing until the earlier of termination of this Agreement or the Effective Time, except (i) as set forth in Section 5.1 of the Company Disclosure Letter, (ii) in connection with specific actions that Company is explicitly required to take pursuant to this Agreement, or (iii) to the extent that Acquiror shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

      (i) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock or preferred stock purchase rights, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

      (ii) Grant (or agree to grant, whether orally or in writing) any severance or termination pay (cash, equity or otherwise) to any officer or employee, except (x) pursuant to written agreements outstanding, or policies existing, on the date hereof and (y) as previously disclosed in writing to Acquiror in the Company Disclosure Letter, or adopt any new severance plan;

      (iii) Transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property, or enter into grants to transfer or license to any person future patent rights other than in the ordinary course of business consistent with past practices. Without limiting the foregoing, in no event shall Company license, sell, assign or transfer any Company Intellectual Property, other than non-exclusive licenses in the ordinary course of business;

      (iv) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of Company or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

      (v) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

      (vi) Issue, deliver, sell, authorize, pledge or otherwise encumber or propose any of the foregoing with respect to any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (x) the issuance, delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of stock options outstanding as of the date of this Agreement, and (ii) shares of Company Common Stock issuable to participants in the Company ESPP consistent with the terms thereof for periods commencing in July 2001, and (y) the granting of stock options to purchase up to fifteen thousand (15,000) shares to any individual or to purchase up to two hundred thousand (200,000) shares in the aggregate (and the issuance of Common Stock upon exercise thereof) under the terms of the Company 1997 Stock Option Plan;

      (vii) Cause, permit or propose any amendments to the Company Charter Documents (or similar governing instruments of any of its subsidiaries);

      (viii) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Company or enter into any material joint ventures, strategic partnerships or alliances;

      (ix) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, except (A) sales, leases or licenses of product or of inventory in the ordinary course of business consistent with past practice, or (B) sales, leases or dispositions of property or assets which are not material, individually or in the aggregate, to the business of Company and its subsidiaries;

      (x) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Company, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables consistent with past practice or pursuant to existing credit facilities in the ordinary course of business consistent with past practice;

      (xi) Adopt or amend (except as necessary to conform to all applicable laws, including, without limitation, ERISA or the Code) any employee benefit plan, policy, employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration (cash, equity or otherwise) to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants other than as required by applicable law or this Agreement;

      (xii) (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise, and whether or not arising prior to, on or after the date of this Agreement), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their respective terms, or liabilities recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of Company included in the Company SEC Reports or incurred since the date of such financial statements, or (B) amend, terminate, waive in writing or release any confidentiality or similar agreement to which Company or any of its subsidiaries is a party or of which Company or any of its subsidiaries is a beneficiary; provided, however, that Company will use its good faith efforts to enforce any such agreements specifically requested to be enforced by Acquiror;

      (xiii) Make any individual or series of related payments outside of the ordinary course of business (including payments to financial, legal, accounting or other professional service advisors incurred in connection with the transactions contemplated by this Agreement or otherwise) in excess of $100,000;

      (xix) Enter into or materially modify, amend or terminate any material contract or agreement to which Company or any subsidiary thereof is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder;

      (xx) Except in the ordinary course of business consistent with past practice, enter into any material contracts, agreements, or obligations relating to the distribution, sale, license or marketing by third parties of Company's products or products licensed by Company;

      (xxi) Revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

      (xxii) Incur or enter into any agreement, contract or commitment outside of the ordinary course of business in excess of $500,000 individually;

      (xxiii) Make or change any Tax election that, individually or in the aggregate, is reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of Company or any of its subsidiaries, settle or compromise any material income Tax liability or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

      (xxiv) Make any loan, advance or capital contribution to or investment in any person (other than a subsidiary of Company) other than in the ordinary course of business consistent with past practice, but in no event in the amount (to persons other than subsidiaries) of more than $10,000 for any one transaction and $50,000 in the aggregate, and other than investments in cash equivalents made in the ordinary course of business consistent with past practice;

      (xxv) Modify or amend in any manner that is adverse to Company standstill or similar agreements to which Company or any of its subsidiaries is a party;

      (xxvi) Engage in any action or enter into any transaction or permit any action to be taken that could reasonably be expected to (i) directly or indirectly materially delay the consummation of any of the transactions contemplated by this Agreement or (ii) increase the possibility that any Governmental or Regulatory Authority will seek to object to or challenge or take any action to interfere in any respect with or delay the consummation of any of the transactions contemplated by this Agreement; or

      (xxvii) Redeem rights under its rights plan or amend, modify or terminate its rights plan;

      (xxviii) Agree in writing or otherwise to take any of the actions described in Section 5.1(b)(i) through Section 5.1(b)(xxvii) above, inclusive.

    5.2  Conduct of Business by Acquiror.

    (a) During the period from the date of this Agreement and continuing until the earlier of termination of this Agreement or the Effective Time, Acquiror and each of its subsidiaries shall, except (i) as set forth in Section 5.2 of the Acquiror Disclosure Letter, (ii) in connection with specific actions that Acquiror is explicitly required or permitted to take pursuant to this Agreement or (iii) to the extent that Company shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), carry on its business in all material respects, in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.

    (b) During the period from the date of this Agreement and continuing until the earlier of termination of this Agreement or the Effective Time, except (i) as set forth in Section 5.2 of the Acquiror Disclosure Letter, (ii) in connection with specific actions that Acquiror is explicitly required to take pursuant to this Agreement, or (iii) to the extent that Company shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), Acquiror shall not do any of the following and shall not permit its subsidiaries to do any of the following:

      (i) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock of Acquiror; provided,

  however, that neither Acquiror nor Genesis Delaware shall be prohibited under this clause (i) from effecting any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification or other like change with respect to Acquiror Common Shares or shares of Genesis Delaware Common Stock on or after the date hereof;

      (ii) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Acquiror or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

      (iii) Cause, permit or propose any amendments to the Acquiror Charter Documents or other charter documents;

      (iv) Except as required by GAAP, make any change in accounting methods, principles or practices or any change in tax accounting methods or any tax elections;

      (v) Take any action that would materially delay the consummation of the transactions contemplated hereby; or

      (vi) Agree in writing or otherwise to take any of the actions described in Section 5.2(b)(i) through Section 5.2(b)(v) above, inclusive.

ARTICLE VI

ADDITIONAL AGREEMENTS

    6.1  Joint Proxy Statement/Prospectus; Registration Statement.

    (a) As promptly as practicable after the execution of this Agreement, Acquiror and Company shall jointly prepare and shall file with the SEC a document or documents that will constitute (i) the prospectus forming part of the registration statement on the S-4 and (ii) the Joint Proxy Statement/Prospectus. Each of the parties hereto shall use all reasonable efforts to cause the S-4 to become effective as promptly as practicable after the date hereof, and, prior to the effective date of the S-4, the parties hereto shall take all action required under any applicable Laws in connection with the issuance of shares of Genesis Delaware Common Stock pursuant to the Merger. Acquiror or Company, as the case may be, shall furnish all information concerning Acquiror, Genesis Delaware, Merger Sub or Company as the other party may reasonably request in connection with such actions and the preparation of the S-4 and the Joint Proxy Statement/Prospectus. As promptly as practicable after the effective date of the S-4, the Joint Proxy Statement/Prospectus shall be mailed to the stockholders of Company and of Acquiror. Each of the parties hereto shall cause the Joint Proxy Statement/Prospectus to comply as to form and substance to such party in all material respects with the applicable requirements of (i) the Exchange Act, (ii) the Securities Act, (iii) the rules and regulations of the Nasdaq and (iv) the Companies Act (Nova Scotia). If at any time prior to the Effective Time, any event relating to Acquiror or Company or any of their respective affiliates, officers or directors should be discovered by Acquiror or Company, as the case may be, which should be set forth in an amendment to the S-4 or a supplement to the Joint Proxy Statement/Prospectus, Acquiror or Company, as the case may be, shall promptly inform the other.

    (b) The Joint Proxy Statement/Prospectus shall include (i) a proposal to approve this Agreement and the Merger and the recommendation of the board of directors of Company to Company's stockholders that they vote in favor of approval of this Agreement and the Merger, subject to the right of the board of directors of the Company to withdraw its recommendation and recommend a Superior Proposal determined to be such in compliance with Section 6.4 of this Agreement and (ii) the opinion of U.S. Bancorp Piper Jaffray Inc. referred to in Section 3.22; provided, however, that the board of directors of Company shall submit this Agreement to Company's stockholders whether or not at any time subsequent to the date hereof such board determines that it can no longer make such recommendation. The Joint Proxy Statement/Prospectus shall also include (i) the approval of the Share Issuance and the recommendation of the board of directors of Acquiror to Acquiror's shareholders that they vote in favor of approval of the Share Issuance (ii) if the Restructuring has not then occurred, the approval of the Restructuring and the recommendation of the board of directors of Acquiror to Acquiror's shareholders that they vote in favor of approval of the Restructuring, and (iii) the opinion of Dresdner Kleinwort Wasserstein referred to in Section 4.14.

    (c) No amendment or supplement to the Joint Proxy Statement/Prospectus or the S-4 shall be made without the approval of Acquiror and Company, which approval shall not be unreasonably withheld or delayed. Each of the parties hereto shall advise the other parties hereto, promptly after it receives notice thereof, of the time when the S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Genesis Delaware Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

    6.2  Stockholder Meetings.  Company shall call and hold the Company Stockholders' Meeting and Acquiror shall call and hold the Acquiror Shareholders' Meeting as promptly as practicable after the date hereof for the purpose of voting upon the approval of this Agreement and the Merger or the Share Issuance, as the case may be, pursuant to the Joint Proxy Statement/Prospectus, and Acquiror and Company shall use all reasonable efforts to hold the Acquiror Shareholders' Meeting and the Company Stockholders' Meeting on the same day and as soon as practicable after the date on which the S-4 becomes effective. Nothing herein shall prevent Company or Acquiror from adjourning or postponing the Company Stockholders' Meeting or the Acquiror Shareholders' Meeting, as the case may be, if there are insufficient shares of Company Common Stock or Acquiror Common Shares, as the case may be, necessary to conduct business at their respective meetings of the stockholders or shareholders. Unless Company's board of directors has withdrawn its recommendation of this Agreement and the Merger in compliance with Section 6.4, Company shall use all commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger pursuant to the Joint Proxy Statement/Prospectus and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by Delaware Law or applicable stock exchange requirements to obtain such approval. Acquiror shall use all commercially reasonable efforts to solicit from its shareholders proxies in favor of the Share Issuance pursuant to the Joint Proxy Statement/Prospectus and shall take all other action necessary or advisable to secure the vote or consent of shareholders required by the Delaware Law or applicable stock exchange requirements to obtain such approval. Company shall call and hold the Company Stockholders' Meeting for the purpose of voting upon the approval of this Agreement and the Merger whether or not Company's board of directors at any time subsequent to the date hereof determines that this Agreement is no longer advisable or recommends that Company's stockholders reject it.

    6.3  Confidentiality; Access to Information.

    (a) The parties acknowledge that Company and Acquiror have previously executed a Confidentiality Agreement, dated as of June 13, 2001 (the "Confidentiality Agreement"), which Acquiror and Company mutually agree is hereby amended so as to continue in full force and effect after the date of this Agreement.

    (b) Each of the Company and Acquiror will afford the other and the other's accountants, counsel and other representatives reasonable access to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business as such other party may reasonably request. No information or knowledge obtained in any investigation pursuant to this

Section 6.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

    6.4  No Solicitation.

    (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VIII hereof, Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, controlled affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, induce or knowingly encourage the making, submission or announcement of any Acquisition Proposal (as defined below), (ii) enter or participate in any discussions or negotiations with a third party regarding, or furnish to any person any information with respect to Company or any of its subsidiaries, or take any other action to cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, endorse or recommend any Acquisition Proposal or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Transaction (as defined below); provided, however, that nothing contained in this Section 6.4 shall prohibit the board of directors of Company from (i) complying with Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act or (ii) in response to an unsolicited, bona fide written Acquisition Proposal that Company's board of directors reasonably concludes (after consultation with the Company's financial advisor) constitutes a Superior Proposal (as defined below), engaging in discussions or participating in negotiations with and furnishing information to the party making such Acquisition Proposal and approving, endorsing or recommending such Acquisition Proposal and withdrawing its recommendation of this Agreement and the Merger to the extent (A) the board of directors of Company reasonably determines in good faith after consultation with its outside legal counsel its fiduciary obligations under applicable law require it to do so, (B) (x) at least two (2) business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such party, Company gives Acquiror written notice of Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such party and (y) Company receives from such party an executed confidentiality agreement containing terms no less favorable to the Company than those contained in the Confidentiality Agreement, and (C) contemporaneously with furnishing any such nonpublic information to such party, Company furnishes such nonpublic information to Acquiror (to the extent such nonpublic information has not been previously furnished by the Company to Acquiror). Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.4 by any officer, director, controlled affiliate or employee of Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Company or any of its subsidiaries shall be deemed to be a breach of this Section 6.4 by Company.

    (b) For the purposes of this Agreement, (i) "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Acquiror) relating to any Acquisition Transaction. For the purposes of this Agreement; (ii) "Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from the Company by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the

Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of the assets of the Company; or (3) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company; and (iii) "Superior Proposal" shall mean an Acquisition Proposal with respect to which (A) Company's board of directors shall have reasonably determined (based upon the advice of Company's independent financial advisors) that the acquiring party is capable of consummating (including, if relevant, obtaining any necessary financing) the proposed Acquisition Transaction on the terms proposed, and (B) Company's board of directors shall have reasonably determined that the proposed Acquisition Transaction provides greater value to the stockholders of Company than the Merger (based upon the advice of Company's independent financial advisors).

    (c) In addition to the obligations of Company set forth in paragraph (a) of this Section 6.4, Company as promptly as practicable, and in any event within one (1) business day, shall advise Acquiror orally and in writing of any request for information which Company reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry with respect to or which Company reasonably should believe would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. Company will keep Acquiror informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry. In addition to the foregoing, Company shall (i) provide Acquiror with at least two (2) business days prior notice (or such lesser prior notice as provided to the members of Company's board of directors but in no event less than eight (8) hours) of any meeting of Company's board of directors at which Company's board of directors is reasonably expected to consider an Acquisition Proposal, (ii) provide Acquiror with at least two (2) business days prior written notice of a meeting of Company's board of directors at which Company's board of directors is reasonably expected to recommend a Superior Proposal to its stockholders and together with such notice a copy of the definitive documentation relating to such Superior Proposal and (iii) not, nor will it authorize a permit any of its respective officers, directors, controlled affiliates or employees or any investment banker, attorney or representative retained by them to, directly or indirectly, enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or relating to any Acquisition Transaction unless the Company has provided Acquiror at least two (2) business days prior written notice and Acquiror or Merger Sub shall have failed to offer to amend the Agreement so that it is at least as favorable to the stockholders of Company in the good faith, judgment of the board of directors of Company, after consultation with its independent financial advisor and its outside counsel.

    6.5  Public Disclosure.  Acquiror and Company will consult with each other and agree before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such agreement, except as may be required by law or any listing agreement with a national securities exchange, in which case reasonable efforts to consult with the other party will be made prior to any such release or public statement. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

    6.6  Reasonable Efforts; Notification.

    (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VII hereof to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger and this Agreement or any of the transactions contemplated hereby and thereby, use commercially reasonable efforts to ensure that the Merger and this Agreement, and the other transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement, and the transactions contemplated hereby and thereby. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Acquiror or Company or any subsidiary or affiliate thereof to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any, material business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

    (b) Company shall give prompt notice to Acquiror of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of Company to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    (c) Acquiror shall give prompt notice to Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Acquiror or Merger Sub to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    6.7  Third Party Consents.  As soon as practicable following the date hereof, Acquiror and Company will each use commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

    6.8  Company Stock Options; Company 401(k) Plan; Company ESPP; Employee Benefit Matters.

      (a)  Company Stock Options.  At the Effective Time, Genesis Delaware shall assume all options to purchase Common Stock issued by Company pursuant to the Company Option Plans, whether vested or unvested and whether exercisable or unexercisable. The Company's repurchase right with respect to any unvested shares of Company Common Stock shall be assigned to Genesis Delaware by virtue of the Merger and without any further action on the part of the Company or the holder of the outstanding Company Common Stock. Immediately after the Effective Time, each Company Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option at the Effective Time, such number of shares of Genesis Delaware Common Stock as is equal to the number of shares of Company Common Stock subject to the unexercised portion of such option multiplied by the Exchange Ratio, rounded down to the nearest whole number. The exercise price per share of each such assumed Company Option shall be equal to the exercise price of such option immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent. The term, vesting schedule, and all of the other terms of the Company Options shall otherwise remain unchanged. It is the intention of the parties that the Company Options so assumed by Genesis Delaware qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the extent such Company Options qualified as incentive stock options prior to the Effective Time. Within 30 business days after the Effective Time, Genesis Delaware will issue to each person who, immediately prior to the Effective Time, was a holder of a Company Option assumed by Genesis Delaware a document evidencing the foregoing assumption of such option by Genesis Delaware.

      (b)  401(k) Plans.  Effective as of the day immediately preceding the Closing Date, Company and its Affiliates, as applicable, shall each terminate any and all plans intended to include a Code Section 401(k) arrangement (unless Acquiror provides written notice to Company that such 401(k) plan(s) shall not be terminated). Unless Acquiror provides such written notice to Company, no later than five business days prior to the Closing Date, Company shall provide Acquiror with evidence that such 401(k) plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Company's board of directors. The form and substance of such resolutions shall be subject to review and approval of Acquiror. Company also shall take such other actions in furtherance of terminating such 401(k) Plan(s) as Acquiror may reasonably require.

      (c)  Company ESPP.  The rights of participants in the Company ESPP with respect to any offering then underway under the Company ESPP shall be determined by treating the last business day prior to the Effective Time as the last day of such offering and by making such other pro rata adjustments as may be necessary to reflect the shortened offering but otherwise treating such shortened offering as a fully effective and completed offering for all purposes under the Company ESPP. Outstanding rights to purchase shares of Company Common Stock shall be exercised in accordance with Section 13(b) of the Company ESPP, and each share of Company Common Stock purchased pursuant to such exercise shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive a number of shares of Genesis Delaware Common Stock in accordance with Section 2.6(a), without issuance of certificates representing issued and outstanding shares of Company Common Stock to participants under the Company ESPP. As of the Effective Time, the Company ESPP shall be terminated. Prior to the Effective Time, Company shall (i) provide Acquiror with evidence that the Company ESPP has been terminated pursuant to resolutions of Company's board of directors; the form and substance of such resolutions shall be subject to prior review and approval of Acquiror and (ii) take such other actions (including, but not limited to, if appropriate, amending the Company ESPP) that are necessary to give effect to the transaction contemplated by this Section 6.8(c).

      (d)  Employee Benefit Matters.  Except as otherwise provided in this Agreement, the Acquiror shall take reasonable actions to ensure that all employees of Company continue participation in the same Company health and welfare plans and arrangements in effect prior to the Effective Date. Notwithstanding the foregoing, Acquiror may, in its sole discretion, terminate any such benefit plans and arrangements, provided, however, that all employees of Company are provided with substantially equivalent levels of health and welfare benefits as those provided to similarly situated eligible employees of Acquiror.

    6.9  Form S-8.  Within fifteen (15) days following the Effective Time, Genesis Delaware shall file, if available for use by Genesis Delaware, a registration statement on Form S-8 (or any successor form thereto) relating to Genesis Delaware Common Stock issuable pursuant to awards under the Company Option Plan assumed by Genesis Delaware pursuant to this Agreement. If required by applicable rules of the Nasdaq, Genesis shall use its commercially reasonable efforts to cause the shares of Genesis Delaware Common Stock issuable upon the exercise of Company Stock Options assumed by Genesis Delaware pursuant to this Agreement to be approved for quotation on the Nasdaq, subject to official notice of issuance.

    6.10  Indemnification.

    (a) From and after the Effective Time, Genesis Delaware will cause to be maintained in effect in all respects the current obligations of Company pursuant to any indemnification agreements between Company and its directors and officers in effect immediately prior to the Effective Time and any indemnification provisions under the Company Charter Documents as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the indemnified parties thereunder (the "Indemnified Parties") as those contained in the Company Charter Documents as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by law.

    (b) For a period of six (6) years after the Effective Time, Genesis Delaware will cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the current directors and officers of the Company; provided, however, that in no event will Genesis Delaware or the Surviving Corporation be required to expend an annual premium for such coverage in excess of one hundred and seventy five percent (175%) of the annual premium currently paid by the Company.

    (c) This Section 6.10 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on the Surviving Corporation and its respective successors and assigns. In the event Genesis Delaware or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, assume the indemnification obligations set forth in this Section 6.10.

    6.11  Nasdaq Listing.  Acquiror agrees to cause Genesis Delaware to authorize for listing on Nasdaq the shares of Genesis Delaware Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

    6.12  Affiliates.  Set forth in Section 6.12 of the Company Disclosure Letter is a list of those persons who may be deemed to be, in Company's reasonable judgment, affiliates of Company within the meaning of Rule 145 promulgated under the Securities Act (each, a "Company Affiliate"). Company will provide Acquiror with such information and documents as Acquiror reasonably requests for purposes of reviewing such list. Company will use its commercially reasonable efforts to deliver or cause to be delivered to Acquiror, as promptly as practicable on or following the date hereof, from each Company Affiliate an executed Affiliate Agreement. Genesis Delaware will be entitled to place appropriate legends on the certificates evidencing any Genesis Delaware Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Genesis Delaware Common Stock, consistent with the terms of the Affiliate Agreement.

    6.13  Regulatory Filings; Reasonable Efforts.  As soon as may be reasonably practicable, Company and Acquiror each shall file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice ("DOJ") Notification and Report Forms relating to the transactions contemplated herein as required by the HSR Act, as well as comparable pre-merger notification forms required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties. Company and Acquiror each shall promptly (a) supply the other with any information which may be required in order to effectuate such filings and (b) supply any additional information which reasonably may be required by the FTC, the DOJ or the competition or merger control authorities of any other jurisdiction and which the parties may reasonably deem appropriate; provided, however, that Acquiror shall not be required to agree to any divestiture by Acquiror or the Company or any of Acquiror's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Acquiror or its subsidiaries or affiliates or of the Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock (assuming for purposes of determining materiality in this Section 6.13 that the Merger shall have been effected).

    6.14  Restructuring of Acquiror.  As promptly as practicable after the execution of this Agreement, Acquiror shall prepare and shall file with the SEC and such other governmental regulatory authorities as may be required by law a document or documents that will constitute a prospectus and proxy statement necessary to effect the Restructuring in accordance with Annex I hereto. Acquiror shall use all reasonable efforts to consummate the Restructuring as soon as practicable and in any case prior to the Effective Time and to solicit shareholder approval of the Restructuring in conjunction with the first to occur of the mailing of the Joint Proxy Statement. Acquiror will inform Company promptly concerning any material developments relating to the Restructuring and shall not make any material change to the structure of the Restructuring without first advising Company of the proposed change and offering Company an opportunity to review and comment thereon. Company will cooperate with Acquiror in its efforts to consummate the Restructuring including by providing assistance with respect to any proxy or information statement required in connection with the Restructuring.

    6.15  Obligations of Merger Sub and Genesis Delaware.  Acquiror shall take all action necessary to cause Merger Sub and Genesis Delaware to perform their respective obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

    6.16  Board of Directors of Genesis Delaware.  The board of directors of Acquiror will take all actions necessary to cause the board of directors of Genesis Delaware, immediately after the Effective Time, to consist of seven (7) persons, two (2) of whom shall be Chandra Reddy and Dan Reddy. If, prior to the Effective Time, either of Chandra Reddy or Dan Reddy shall decline or be unable to serve as a director, Company shall designate another person to serve in such person's stead, which person shall be reasonably acceptable to Acquiror.

ARTICLE VII

CONDITIONS TO THE MERGER

    7.1  Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

      (a)  Stockholder Approvals.  This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of Company. The Share Issuance shall have been approved by the requisite vote under applicable Nasdaq rules by the shareholders of Acquiror.

      (b)  Registration Statement Effective; Joint Proxy Statement.  The SEC shall have declared the S-4 effective. No stop order suspending the effectiveness of the S-4 or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC.

      (c)  No Order; HSR Act.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. All waiting periods, if any, under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and all material foreign antitrust or other regulatory approvals required to be obtained prior to the Merger in connection with the transactions contemplated hereby shall have been obtained.

      (d)  Restructuring.  The Restructuring shall have been consummated.

      (e)  Tax Opinions.  Acquiror shall have received a written opinion of its United States tax counsel that the Restructuring together with the Merger qualifies as a tax-free exchange under the provisions of Section 351 of the Code and Company shall have received a written opinion of its United States tax counsel that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code (each such opinion, a "Tax Opinion"). Each Tax Opinion shall be in form and substance reasonably satisfactory to the party receiving such opinion, and shall not have been withdrawn. The parties agree to make such representations as are reasonably requested by United States tax counsel to Acquiror or Company in connection with rendering the Tax Opinions, and United States tax counsel shall be entitled to rely upon such representations.

      (f)  Nasdaq Listing.  The shares of Genesis Delaware Common Stock issuable to the stockholders of Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance.

    7.2  Additional Conditions to Obligations of Company.  The obligation of Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Company:

      (a)  Representations and Warranties.  Each representation and warranty of Acquiror contained in this Agreement (i) shall have been true and correct in all respects as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except, in the case of clauses (i) and (ii), (A) with respect to representations and warranties other than those contained in Section 4.3, for such failures to be true and correct that do not in the aggregate constitute a Material Adverse Effect on

  Acquiror or, with respect to representations and warranties contained in Sections 4.3, that are not material, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the disclosure letter attached hereto by Acquiror Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). Company shall have received a certificate with respect to the foregoing signed on behalf of Acquiror by an authorized officer of Acquiror.

      (b)  Agreements and Covenants.  Acquiror shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and Company shall have received a certificate to such effect signed on behalf of Acquiror by an authorized officer of Acquiror.

      (c)  No Acquiror Material Adverse Effect.  No Material Adverse Effect on Acquiror shall have occurred from the date of this Agreement. Company shall have received a certificate with respect to the foregoing signed on behalf of Acquiror by the Chief Executive Officer and the Chief Financial Officer of Acquiror.

    7.3  Additional Conditions to the Obligations of Acquiror.  The obligations of Acquiror to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Acquiror:

      (a)  Representations and Warranties.  Each representation and warranty of Company contained in this Agreement (i) shall have been true and correct in all respects as of the date of this Agreement and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except, in the case of clauses (i) and (ii), (A) with respect to representations and warranties other than those contained in Sections 3.3, 3.23, 3.24, and 3.25, for such failures to be true and correct that do not in the aggregate constitute a Material Adverse Effect on the Company or, with respect to representations and warranties contained in Sections 3.3, 3.23, 3.24 and 3.25, that are not material, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded). Acquiror shall have received a certificate with respect to the foregoing signed on behalf of Company by an authorized officer of Company.

      (b)  Agreements and Covenants.  Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Acquiror shall have received a certificate to such effect signed on behalf of Company by the Chief Executive Officer of Company.

      (c)  Other Agreements.  The Employment and Noncompetition Agreements by and among Acquiror and the following officers shall remain in full force and effect: Chandra Reddy, Nikhil Balram, Pratap Reddy, Aditya Srinivasan, Don Butler, and Arun Johary.

      (d)  No Company Material Adverse Effect.  No Material Adverse Effect on Company shall have occurred from the date of this Agreement. Acquiror shall have received a certificate with respect to the foregoing signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company.

      (e)  Consents.  Company shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the agreements, contracts, licenses or leases set forth on Section 7.3(e) of the Company Disclosure Letter.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

    8.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the stockholders of Company:

    (a) by mutual written consent duly authorized by the Boards of Directors of Acquiror and Company;

    (b) by either Company or Acquiror if the Merger shall not have been consummated by May 31, 2002 for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

    (c) by either Company or Acquiror if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

    (d) by either Company or Acquiror if (i) the required approval of the stockholders of Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company stockholders duly convened therefor or at any adjournment or postponement thereof, or (ii) the required approval by the shareholders of Acquiror of the Restructuring shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Acquiror shareholders duly convened therefor or at any adjournment or postponement thereof, or (iii) the required approval by the shareholders of Acquiror of the Share Issuance required under applicable Nasdaq rules shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Acquiror shareholders duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party where the failure to obtain the required approval of Company stockholders or Acquiror shareholders, as applicable, shall have been caused by the action or failure to act of Company or Acquiror, as applicable, and such action or failure to act constitutes a material breach by Company or Acquiror of this Agreement;

    (e) by Company, upon a breach of any representation, warranty, covenant or agreement on the part of Acquiror set forth in this Agreement, or if any representation or warranty of Acquiror, Genesis Delaware or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, however, that notwithstanding the foregoing, in the event that such breach by Acquiror, Genesis Delaware or Merger Sub or such inaccuracies in the representations and warranties of Acquiror, Genesis Delaware or Merger Sub are curable by Acquiror, Genesis Delaware or Merger Sub through the exercise of its commercially reasonable efforts, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(e) until the earlier to occur of (i) the expiration of a thirty (30) calendar day period after delivery of written notice from Company to Acquiror of such breach or inaccuracy, as applicable, or (ii) Acquiror, Genesis Delaware or Merger Sub ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that Acquiror, Genesis Delaware or Merger Sub, as applicable, continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Company may not terminate this Agreement pursuant to this Section 8.1(e) if such breach or inaccuracy by Acquiror, Genesis Delaware or Merger Sub is cured within such thirty (30) calendar day period);

    (f) by Acquiror, upon a breach of any representation, warranty, covenant or agreement on the part of Company set forth in this Agreement, or if any representation or warranty of Company shall have become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, however, that notwithstanding the foregoing, in the event that such breach by Company or such inaccuracies in the representations and warranties of Company are curable by Company through the exercise of its commercially reasonable efforts, then Acquiror shall not be permitted to terminate this Agreement pursuant to this Section 8.1(f) until the earlier to occur of (i) the expiration of a thirty (30) calendar day period after delivery of written notice from Acquiror to Company of such breach or inaccuracy, as applicable, or (ii) Company ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that Company continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Acquiror may not terminate this Agreement pursuant to this Section 8.1(f) if such breach or inaccuracy by Company is cured within such thirty (30) calendar day period); or

    (g) by Acquiror, if (i) the board of directors of Company for any reason directly or indirectly withdraws, modifies or changes its recommendation in favor of the adoption and approval of this Agreement and approval of the Merger by the Company stockholders (collectively, the "Recommendations"), (ii) the board of directors fails to include the Recommendations in the Joint Proxy Statement/Prospectus, (iii) the board of directors of Company approves, or recommends that the Company stockholders approve, an Acquisition Proposal, (iv) the Company enters into a letter of intent of similar agreement or arrangement contemplating an Acquisition Proposal or an Acquisition Transaction, (v) in the event that an Acquisition Proposal has been announced or otherwise become publicly known, the board of directors of Company (A) fails to recommend that the Company stockholders reject such Acquisition Proposal (including by taking no position, or indicating its inability to take a position, with respect to the acceptance by its stockholders of an Acquisition Proposal involving a tender offer or exchange offer) or (B) fails to reconfirm the Recommendations, in each case within five (5) business days after the announcement or other public disclosure of such Acquisition Proposal, (vi) the Company fails to comply with Section 6.4, or (vii) the board of directors of Company resolves to take any of the actions described in the foregoing clauses (i) through (v).

    8.2  Notice of Termination; Effect of Termination.  Any termination of this Agreement under Section 8.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other party hereto (or such later time as may be required by Section 8.1). In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 8.2, Section 6.3(a), Section 8.3 and Article IX hereof, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for fraud in connection with, or any willful breach of, this Agreement.

    8.3  Fees and Expenses.

      (a)  General.  Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Acquiror and Company shall share equally all fees and expenses, other than attorneys' and accountants fees and expenses, incurred (i) in relation to the printing and filing of the Joint Proxy Statement/ Prospectus (including any preliminary materials related thereto) and the S-4 (including financial statements and exhibits) and any amendments or supplements thereto or (ii) for the premerger notification and report forms under the HSR Act.

      (b)  Termination Fee.

      (i) In the event that Acquiror shall terminate this Agreement pursuant to Section 8.1(g), Company shall pay to Acquiror Nine Million, Six Hundred and Forty Thousand Dollars ($9,640,000), plus an amount equal to the Acquiror's actual and documented out-of-pocket fees and expenses incurred by Acquiror in connection with this Agreement and the consummation of the transactions contemplated hereby; provided, however, that such fees and expenses shall not exceed $1,750,000 in the aggregate (the "Termination Fee"), which Termination Fee shall be payable by wire transfer of immediately available funds to such account designated by Acquiror in writing to Company.

      (ii) Company shall pay to Acquiror an amount in cash equal to the Termination Fee, by wire transfer of immediately available funds to an account designated in writing by Acquiror to Company, within one (1) business day after demand by Acquiror, in the event that this Agreement is terminated by Acquiror or Company pursuant to Section 8.1(b) or Section 8.1(d)(i), and (A) following the execution and delivery of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been publicly announced or shall have become publicly known and not withdrawn, and (B) within twelve (12) months following the termination of this Agreement, either a Company Acquisition (as defined below) is consummated, or the Company enters into a letter of intent or a definitive agreement providing for a Company Acquisition and any Company Acquisition is later consummated. For the purposes of this Agreement, the term "Company Acquisition" means any of the following transactions (other than the transactions contemplated by this Agreement): (A) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than sixty percent (60%) of the aggregate equity interests in the surviving or resulting entity of such transaction, (B) a sale or other disposition by the Company of assets representing in excess of thirty percent (30%) of the aggregate fair market value of the Company's business immediately prior to such sale, or (C) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of thirty percent (30%) of the voting power of the then outstanding shares of capital stock of the Company.

      (iii) The Company acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Acquiror would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b) and, in order to obtain such payment, Acquiror makes a claim that results in a judgment against the Company for the amounts set forth in this Section 8.3(b), the Company shall pay to Acquiror its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3(b) at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

    8.4  Amendment.  Subject to applicable law, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Acquiror and Company.

    8.5  Extension; Waiver.  At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

    9.1  Survival of Representations and Warranties.  The representations and warranties of Company and Acquiror contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

    9.2  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) or by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

    (a) if to Acquiror, to:

Genesis Microchip Incorporated
2150 Gold Street Alviso, California 95002
Attention: Amnon Fisher
Telephone: (408) 262-6599
Telecopy: (408) 262-6365

with a copy to:

Wilson Sonsini Goodrich & Rosati
Professional Corporation
One Market
Spear Tower, Suite 3300
San Francisco, California 94105
Attention: Selim Day, Esq.
Telephone: (415) 947-2000
Telecopy: (415) 947-2099

    (b) if to Company, to:

Sage, Inc.
1601 McCarthy Boulevard
Milpitas, California 95035
Attention: Chandra Reddy
Telephone: (408) 383-5300
Telecopy: (408) 383-5310

with a copy to:

Morrison & Foerster LLP
425 Market Street
San Francisco, California 94105
Attention: John W. Campbell III, Esq.
Telephone: (415) 268-7000
Telecopy: (415) 268-7522

    9.3  Interpretation; Definitions.

    (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

    (b) For purposes of this Agreement:

      (i) the term "knowledge" means with respect to a party hereto, with respect to any matter in question, knowledge of the executive officers of such party after reasonable inquiry;

      (ii) the term "Material Adverse Effect," when used in connection with a party to this Agreement, means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets, liabilities, financial condition, capitalization or results of operations of such party and its subsidiaries taken as a whole; provided, however, that in no event shall any effect that results from (A) the loss of customers, orders or design wins to the other party directly due to the public announcement of the execution of this Agreement or the pendency of this Agreement, and any change in the revenues or operating results of a party directly attributable to such loss of customers, orders or design wins, (B) changes in general economic conditions or the industry in which a party operates generally and not affecting a party to a materially disproportionate degree, or (C) changes in the trading prices of such party's common stock, constitute a "Material Adverse Effect."

      (iii) the term "person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

    9.4  Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

    9.5  Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Acquiror Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 6.10.

    9.6  Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    9.7  Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United

States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    9.8  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

    9.9  Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    9.10  Assignment.  Company may not assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

[Remainder of Page Intentionally Left Blank]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

Genesis Microchip Incorporated
By:	/s/ AMNON FISHER Name: Amnon Fisher Title: President & CEO
Sage, Inc.
By:	/s/ C.M. REDDY Name: Chandrashekar M. Reddy Title: President & CEO

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QuickLinks

  Exhibit 2.1
TABLE OF CONTENTS
INDEX OF EXHIBITS
AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
RECITALS
ARTICLE I RESTRUCTURING AND SUBSIDIARIES
ARTICLE II THE MERGER
ARTICLE III REPRESENTATIONS AND WARRANTIES OF COMPANY
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF ACQUIROR
ARTICLE V CONDUCT PRIOR TO THE EFFECTIVE TIME
ARTICLE VI ADDITIONAL AGREEMENTS
ARTICLE VII CONDITIONS TO THE MERGER
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER
ARTICLE IX GENERAL PROVISIONS